Exhibit (k)(4)
AXONIC ALTERNATIVE INCOME FUND

BUSINESS MANAGEMENT AGREEMENT

THIS BUSINESS MANAGEMENT AGREEMENT is made as of the 19th day of December, 2018, by and between Axonic Alternative Income Fund (the “Trust” or the “Fund”) and Axonic Capital LLC (“Axonic”).

WHEREAS, the Trust is a non-diversified, closed-end management investment company organized as a Delaware statutory trust and registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Axonic is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to avail itself of the business management services of Axonic for purposes of providing the Trust with necessary and appropriate management and operations; and

WHEREAS, Axonic is willing to provide such services to the Trust;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed by the parties hereto as follows:

1. Appointment of Axonic.  The Trust hereby appoints Axonic to provide it with the business management services described herein.  Axonic hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth for the compensation herein provided.
2. Business Management Services.  Subject to the direction and control of the Board of Trustees of the Trust, Axonic hereby agrees that it shall provide the following business management services to the Trust, to the extent that such services are not otherwise already being provided to the Trust by another party that has been engaged by the Trust for the provision of the subject services:

(a)
supervising all aspects of the management and operations of the Trust, which shall be deemed to include the monitoring of the Trust’s relationships with those third-party service providers that may be retained from time to time by the Trust, including, but not necessarily limited to, such custodians, transfer agents, distributors (including any dealers utilized by such distributors), administrators, accounting agents, dividend disbursing agents, securities lending agents, independent registered public accounting firms, law firms, and such other agents and service providers as may be engaged to provide services to the Trust;

(b)	providing such officers to the Trust as are deemed necessary and appropriate for carrying out the executive functions of the Trust;

(c)	supervising the preparation of such periodic reports to shareholders of the Fund that are required under the 1940 Act;

(d)
supervising compliance by the Fund with the recordkeeping requirements imposed under the 1940 Act and the rules and regulations thereunder, and any similar applicable state laws, rules or regulations with respect to recordkeeping;

(e)
monitoring the Fund’s compliance with the provisions of Rule 38a-1 under the 1940 Act and either providing the Fund with or procuring for the Fund the services of a Chief Compliance Officer in accordance with Rule 38a-1, in the event so requested;

(f)
assisting with providing necessary and appropriate services to the Board of Trustees of the Trust, including, but not necessarily limited to, assistance with: (i) the preparation of certain Board meeting materials for use by the members of the Board and (ii) liaising with the members of the Board in order to facilitate the Board meeting and planning process and assisting with Board management functions;

(g)
assisting with the procurement of such insurance coverage for the Trust as is required under the 1940 Act and assisting with the procurement of such insurance coverage as the Board of Trustees may deemed necessary and advisable for the ongoing protection of the interests of the Board members and the officers of the Trust; and

(h)	providing such other business management services as are deemed incidental to carrying out the above services as the Board of Trustees may request of Axonic from time to time.

3. Compensation of Axonic.

(a) In consideration of the services to be rendered pursuant to this Agreement, the Trust will pay Axonic a fee in accordance with the terms set forth on Schedule A hereto.

(b) If Axonic should serve for less than the whole of any monthly period, its compensation shall be payable on a pro rata basis for that portion of the monthly period for which it has served as Manager hereunder.

4. Services Not Exclusive.  The services of Axonic hereunder are not to be deemed exclusive, and Axonic shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

5. Records.  In compliance with the requirements of Rule 3la-3 under the 1940 Act, Axonic hereby agrees that all records, if any, which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Trust any such records upon the Trust’s request and that such records shall be available for inspection by the SEC.  Axonic further agrees to preserve for the periods and at the places prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6. Liability of Axonic.  Axonic shall have no duty (fiduciary or other) to the Trust other than the express contractual duties set forth in this agreement.  Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of Axonic, Axonic shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder.  In taking any action hereunder, Axonic shall be fully protected if it acts in accordance with advice of counsel, and the Trust shall reimburse Axonic for the legal fees and disbursements of counsel to Axonic incurred in obtaining such advice.  Notwithstanding the foregoing, the Trust shall not be deemed to have waived any rights it may have against Axonic under federal or state securities laws.

Axonic shall indemnify and hold harmless the Trust (and its officers, directors and employees) from any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising out of or in connection with the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties including breach of fiduciary duty, hereunder of Axonic.

7. Duration, Renewal, Termination and Amendment.  This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the Trustees, including a majority of the disinterested Trustees, and, unless sooner terminated as provided herein, shall continue in effect for an initial period of two (2) years.

Thereafter, if not terminated, this Agreement shall continue in effect for successive one year periods provided such continuance is specifically approved at least annually: (a) by the vote of a majority of the disinterested Trustees and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of the Fund.  This Agreement may be terminated at any time, without payment of any penalty, by the Trust’s Board of Trustees, by Axonic, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to Axonic, or by Axonic upon 60 days’ prior written notice to the Trust, or upon such shorter notice as may be mutually agreed upon by the parties.

This Agreement shall terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).  No assignment of this Agreement shall be made by Axonic without the consent of the Board of Trustees of the Trust.

This Agreement may be amended at any time by written agreement of the parties.

8. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9. Miscellaneous.  This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.  To the extent not preempted by federal law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.  This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

10. Notices.  All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses or telex or facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice):

(a) if to the Trust, to:

  Axonic Alternative Income Fund
   390 Park Avenue, 15th Floor
  New York, New York 10022
  Attention: Clayton DeGiacinto

(b) if to Axonic, to:

  Axonic Capital LLC
  390 Park Avenue, 15th Floor
  New York, New York  10022
  Attention: Director of Operations

Each such notice or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the number specified in this section and the appropriate answer back or confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

AXONIC ALTERNATIVE INCOME FUND

By:	/s/ Jody Flaws

Name:	Jody Flaws

Title:	Treasurer, Principal Financial Officer and Principal Accounting Officer

AXONIC CAPITAL LLC

By:	/s/ Jody Flaws

Name:	Jody Flaws

Title:	Chief Financial Officer

SCHEDULE A

To the Business Management Agreement between
Axonic Alternative Income Fund and Axonic Capital LLC

Compensation

For its services rendered under this Agreement, Axonic shall be entitled to receive 0.00%
of the average daily net assets of the Fund, computed daily and payable monthly.